Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Approval of Reverse Stock Split

San Diego, October 9, 2017 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM) previously announced that a proposal was approved at its Special Meeting of Stockholders, held September 7, 2017, authorizing its Board of Directors to amend the Company's certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio not less than 1-for-8 and not greater than 1-for-12, with the exact ratio to be set within that range by Tandem’s Board of Directors. The number of authorized shares of common stock would remain at 100 million shares.  Tandem's Board of Directors had previously directed that the proposal be submitted to the shareholders for approval and has subsequently approved the reverse stock split at a ratio of 1-for-10.  The reverse stock split will take effect at 4:00 pm ET on October 9, 2017. Beginning with the opening of trading on October 10, 2017, the Company's common stock will trade on the NASDAQ Global Market on a reverse stock split-adjusted basis.

"The implementation of this reverse stock split will provide us with flexibility in our capital structure to pursue financing alternatives in support of our business plan and to bring new innovations to people with diabetes," said Kim Blickenstaff, President and CEO of Tandem Diabetes Care. “With our team of dedicated employees, differentiated insulin pumps, and meaningful history of growth and operational progress, we remain keenly focused on building long-term shareholder value.”

Upon the effectiveness of the reverse stock split, every ten shares of the Company's issued and outstanding common stock will be automatically reclassified and converted into one issued and outstanding share of common stock, par value $0.001 per share.  As a result of the reverse split, there will be approximately 5.5 million shares of common stock issued and outstanding.  The shares of common stock will trade under a new CUSIP number, 875372203, effective October 10, 2017. The Company’s trading symbol will remain “TNDM.” All options, warrants, and convertible securities of the Company outstanding immediately prior to the reverse stock split will be adjusted.

No fractional shares of common stock will be issued as a result of the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share as a result of the reverse stock split will instead receive one whole share of common stock.

The Company has chosen its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to act as exchange agent for the reverse stock split.  Stockholders owning shares via a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, and will not be required to take further action in connection with the reverse stock split, subject to brokers' particular processes.  For those stockholders holding physical stock certificates, AST will send instructions for exchanging those certificates for shares held in book-entry form representing the post-split number of shares.  AST can be reached at (800) 937-5449.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience.  The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem manufactures and sells the t:slim X2™ Insulin Pump, the only pump capable of remote feature updates using a personal computer, now available with Dexcom G5® Mobile continuous glucose monitoring (CGM) integration, and the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements. Tandem is based in San Diego, California.

t:flex and Tandem Diabetes Care are registered trademarks, and t:slim X2 is a trademark of Tandem Diabetes Care, Inc. Dexcom G5 is a registered trademark of Dexcom, Inc.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding the reverse stock split and building long-term shareholder value.  The Company’s actual results, and the timing of events, could differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties, including the Company’s ability to satisfy conditions related to the implementation of the reverse split and the Company’s ability to achieve its business plans and bring new innovations to people with diabetes.  In addition, the Company’s results may be impacted by the other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Unless otherwise required by applicable law or the rules of the NASDAQ Stock Market, the Company undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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